Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2021 Financial Results

LUBBOCK, Texas, October 26, 2021 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights

●	Net income for the third quarter of 2021 was $15.2 million, compared to $13.7 million for the second quarter of 2021 and $16.7 million for the third quarter of 2020.
●	Diluted earnings per share for the third quarter of 2021 was $0.82, compared to $0.74 for the second quarter of 2021 and $0.92 for the third quarter of 2020.
●	Average cost of deposits for the third quarter of 2021 decreased to 25 basis points, compared to 27 basis points for the second quarter of 2021 and 34 basis points for the third quarter of 2020.
●
The Company did not record a provision for loan losses in the third quarter of 2021, compared to a negative provision for loan losses of $2.0 million for the second quarter of 2021 and provision for loan losses of $6.1 million for the third quarter of 2020.

●	Loans held for investment grew $125.6 million, or 5.5%, during the third quarter of 2021 as compared to June 30, 2021.
●	Nonperforming assets to total assets were 0.32% at September 30, 2021, compared to 0.37% at June 30, 2021 and 0.46% at September 30, 2020.
●	Return on average assets for the third quarter of 2021 was 1.61% annualized, compared to 1.46% annualized for the second quarter of 2021 and 1.88% annualized for the third quarter of 2020.
●	Tangible book value (non-GAAP) per share was $20.90 as of September 30, 2021, compared to $20.35 per share as of June 30, 2021 and $18.00 per share as of September 30, 2020.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very pleased with our team’s performance again in the third quarter and would like to thank our employees for their hard work as they continue to deliver outstanding service to our customers which continues to translate into strong results for the Bank. This can be seen in our financial performance as we grew loans by 5.5% in the third quarter of 2021 and have benefited from a strong Texas economy. We are also benefiting from our plan to grow our lending team by more than 30% over a two-year timeframe, as the lenders who we have recruited have begun growing their loan portfolios. In fact, we are seeing an acceleration in activity in several of our key markets, like Houston, where we have recently hired a new market leader. We expect to continue redeploying our excess liquidity into higher yielding loans, which we believe will drive an acceleration to net interest income and offset the eventual decline in mortgage revenue as activity normalizes in future periods. We remain very optimistic with what the future holds for South Plains and continue to see our shares trading below intrinsic value. As a result, we were aggressive in the third quarter having repurchased approximately 190,000 shares under our previously-announced $10 million share repurchase plan.”

Results of Operations, Quarter Ended September 30, 2021

Net Interest Income

Net interest income was $31.2 million for the third quarter of 2021, compared to $29.6 million for the second quarter of 2021 and $31.3 million for the third quarter of 2020. Net interest margin was 3.58% for the third quarter of 2021, compared to 3.42% for the second quarter of 2021 and 3.82% for the third quarter of 2020. The average yield on loans was 4.99% for the third quarter of 2021, compared to 4.97% for the second quarter of 2021 and 5.08% for the third quarter of 2020. The average cost of deposits was 25 basis points for the third quarter of 2021, representing a two basis point decrease from the second quarter of 2021 and a 9 basis point decrease from the third quarter of 2020.

Interest income was $34.4 million for the third quarter of 2021, compared to $33.0 million for the second quarter of 2021 and $34.5 million for the third quarter of 2020. Interest income increased $1.4 million in the third quarter of 2021 from the second quarter of 2021 due primarily to an increase of $1.5 million in loan interest income as a result of the growth of $82.9 million in average loans outstanding during the third quarter of 2021. In the third quarter of 2021, interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans declined $405 thousand compared to the second quarter of 2021, as the average balance of PPP loans decreased $70.3 million during the third quarter of 2021 due to PPP loan forgiveness payments received from the SBA during the quarter. Interest income was flat in the third quarter of 2021 compared to the third quarter of 2020 as average interest-earning assets were $199.2 million higher and the related yield was 26 basis points lower in the third quarter of 2021. During the third quarter of 2021, the Company recognized $1.7 million in deferred PPP-related SBA fees. At September 30, 2021, the Company had $2.9 million of deferred PPP fees that have not been accreted to income, the majority of which are expected to be recognized as PPP loans continue to be forgiven by the SBA over the next several quarters.

Interest expense was $3.3 million for the third quarter of 2021, compared to $3.4 million for the second quarter of 2021 and $3.2 million for the third quarter of 2020. Interest expense declined 4.8% as compared to the second quarter of 2021 as a result of lower average interest-bearing deposits and a reduction in interest rates on these deposits. Interest expense was consistent as compared to the third quarter of 2020, with a reduction in interest rates on interest-bearing deposits offset by an increase in the overall cost of long-term borrowings. The increase in the cost of long-term borrowings was due to the issuance of $50 million in subordinated notes at the end of the third quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income was $25.8 million for the third quarter of 2021, compared to $22.3 million for the second quarter of 2021 and $31.7 million for the third quarter of 2020. The growth from the second quarter of 2021 was primarily due to the seasonal increase of $2.6 million in income from insurance activities and an increase of $1.1 million in mortgage banking activities revenue. The growth in mortgage banking revenues was mainly the result of an increase of $470 thousand in the fair value adjustment to the Company’s mortgage servicing rights as mortgage interest rates began to rise in September 2021. The decrease in noninterest income for the third quarter of 2021 as compared to the third quarter of 2020 was primarily due to a decline of $6.6 million in mortgage banking activities revenue as a result a reduction of $75 million in interest rate lock commitments and a decline in gain on sale margins. This decrease was partially offset by increases in income from insurance activities and bank card services and interchange fees as compared to the third quarter of 2020.

Noninterest expense was $38.1 million for the third quarter of 2021, compared to $36.8 million for the second quarter of 2021 and $36.0 million for the third quarter of 2020. The growth from the second quarter of 2021 was primarily the result of an increase of $739 thousand in personnel expense due to the payment of an additional $1.2 million in commissions on insurance activities and a reduction in mortgage commissions related to an decline in mortgage production. There was also a $397 thousand increase net occupancy expense from the second quarter of 2021, primarily the result of higher repairs and maintenance expense related to several projects, additional rent expense as the Company has increased leased space at several locations, and higher seasonal utility costs. The increase in noninterest expense for the third quarter of 2021 as compared to the third quarter of 2020 was primarily driven by a $444 thousand increase in personnel expense, which is reflective of the Company’s stated initiative of growing its loan officer capacity. There were also smaller increases in mortgage related expenses, bank card expenses, technology costs, and travel related expenses as compared to the third quarter of 2020.

As part of the Bank’s information technology roadmap, management is implementing a process to begin transitioning the Company’s computing and data storage to the cloud, which is expected to deliver increased security, more seamless maintenance, and lower costs. The Bank is also refocusing its advertising to digital media to improve new customer lead generation. The Bank’s technology initiatives are expected to modestly add to noninterest expense and started in the third quarter of 2021.

Loan Portfolio and Composition

Loans held for investment were $2.43 billion as of September 30, 2021, compared to $2.30 billion as of June 30, 2021 and $2.29 billion as of September 30, 2020. The $125.6 million, or 5.5%, increase during the third quarter of 2021 as compared to the second quarter of 2021 was primarily the result of organic net loan growth of $177.6 million, partially offset by a decrease from SBA forgiveness and repayments of $52.0 million in PPP loans during the third quarter of 2021. The organic loan growth remained relationship-focused and occurred in a majority of loan segments, with the largest volume growth in multifamily properties, agricultural production loans, and direct energy loans. As of September 30, 2021, loans held for investment increased $140.8 million, or 6.2%, from September 30, 2020, attributable to organic loan growth experienced in each quarter of 2021, partially offset by SBA forgiveness or repayments, net of originations, of $149.6 million on PPP loans.

Agricultural production loans were $119.3 million as of September 30, 2021, compared to $96.2 million as of June 30, 2021 and $133.9 million as of September 30, 2020. The increase from the second quarter of 2021 is due to typical seasonal funding on these agricultural production loans. The decrease from the third quarter of 2020 is primarily due to the loss of several large agricultural loan customers.

Deposits and Borrowings

Deposits totaled $3.21 billion as of September 30, 2021, compared to $3.16 billion as of June 30, 2021 and $2.94 billion as of September 30, 2020. Deposits increased by $53.8 million, or 1.7%, in the third quarter of 2021 from June 30, 2021. The largest increase in deposits in the third quarter of 2021 was experienced in non-personal demand accounts. As of September 30, 2021, deposits increased $268.4 million, or 9.1%, from September 30, 2020. The increase in deposits since September 30, 2020 is primarily a result of organic growth as well as existing customers depositing funds received from PPP loan advances, stimulus checks, and generally maintaining higher liquidity in response to the ongoing COVID-19 pandemic.

Noninterest-bearing deposits were $1.05 billion as of September 30, 2021, compared to $998.9 million as of June 30, 2021 and $906.1 million as of September 30, 2020. Noninterest-bearing deposits represented 32.8% of total deposits as of September 30, 2021. The change in noninterest-bearing deposit balances at September 30, 2021 compared to June 30, 2021 was an increase of $55.3 million, or 5.5%. The change in noninterest-bearing deposit balances at September 30, 2021 compared to September 30, 2020 was an increase of $148.2 million, or 16.4%. The changes from both compared periods is primarily a result of organic growth as well as existing customers increasing their deposit balances.

Asset Quality

As part of the Bank’s efforts to support its customers and protect the Bank as a result of the COVID-19 pandemic, the Bank has provided borrowers impacted by the COVID-19 pandemic with relief by offering varying forms of loan modifications including 90-day payment deferrals, 6-month interest only terms, or in certain select cases periods of longer than 6 months of interest only. As of September 30, 2021, total active loan modifications attributed to COVID-19 were $16.4 million, or 0.7% of the Company’s loan portfolio, down from $36.6 million, or 1.6% of the Company’s loan portfolio, at June 30, 2021. Approximately 97% of these active modified loans at September 30, 2021 are in the hotel portfolio and have original modified terms that extended up to 18 months. We expect that these remaining modified loans will return to full payment status at the end of their respective modification periods.

The Company did not record a provision for loan losses in the third quarter of 2021, compared to a negative provision for loan losses of $2.0 million for the second quarter of 2021 and a provision for loan losses of $6.1 million for the third quarter of 2020. While the Company experienced growth in the loan portfolio and classified loans increased by 7% in the third quarter of 2021, the Company determined that no provision for loan losses was necessary in the third quarter of 2021 in light of the continued general improvement in the economy and a decline in the amount of loans that are actively under a modification. This increase in classified loans resulted from one credit, which was resolved in the fourth quarter of 2021 with no loss to the Company. There is continued uncertainty from the ongoing COVID-19 pandemic and the full extent of the impact on the economy and the Bank’s customers remains unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The ratio of allowance for loan losses to loans held for investment was 1.76% as of September 30, 2021, compared to 1.87% as of June 30, 2021 and 2.01% as of September 30, 2020. The ratio of allowance for loan losses to non-PPP loans held for investment was 1.81% as of September 30, 2021.

The ratio of nonperforming assets to total assets as of September 30, 2021 was 0.32%, compared to 0.37% as of June 30, 2021 and 0.46% at September 30, 2020. Annualized net charge-offs were 0.03% for the third quarter of 2021, compared to 0.01% for the second quarter of 2021 and 0.10% for the third quarter of 2020.

Conference Call

South Plains will host a conference call to discuss its third quarter 2021 financial results today, October 26, 2021, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13723541. The replay will be available until November 9, 2021.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Selected Income Statement Data:
Interest income	$34,438	$33,016	$32,982	$33,984	$34,503
Interest expense	3,260	3,423	3,438	3,619	3,230
Net interest income	31,178	29,593	29,544	30,365	31,273
Provision for loan losses	-	(2,007)	89	141	6,062
Noninterest income	25,791	22,250	26,500	26,172	31,660
Noninterest expense	38,063	36,778	37,057	36,504	35,993
Income tax expense	3,716	3,422	3,738	3,968	4,147
Net income	15,190	13,650	15,160	15,924	16,731
Per Share Data (Common Stock):
Net earnings, basic	0.85	0.76	0.84	0.88	0.93
Net earnings, diluted	0.82	0.74	0.82	0.87	0.92
Cash dividends declared and paid	0.09	0.07	0.05	0.05	0.03
Book value	22.34	21.81	20.75	20.47	19.52
Tangible book value	20.90	20.35	19.28	18.97	18.00
Weighted average shares outstanding, basic	17,931,660	18,039,553	18,069,186	18,053,467	18,059,174
Weighted average shares outstanding, dilutive	18,464,183	18,553,050	18,511,120	18,366,129	18,256,161
Shares outstanding at end of period	17,824,094	18,014,398	18,053,229	18,076,364	18,059,174
Selected Period End Balance Sheet Data:
Cash and cash equivalents	327,600	383,949	413,406	300,307	290,885
Investment securities	752,562	777,613	777,208	803,087	726,329
Total loans held for investment	2,429,041	2,303,462	2,242,676	2,221,583	2,288,234
Allowance for loan losses	42,768	42,963	45,019	45,553	46,076
Total assets	3,774,175	3,712,915	3,732,894	3,599,160	3,542,666
Interest-bearing deposits	2,157,981	2,159,554	2,193,427	2,057,029	2,037,743
Noninterest-bearing deposits	1,054,264	998,941	962,205	917,322	906,059
Total deposits	3,212,245	3,158,495	3,155,632	2,974,351	2,943,802
Borrowings	122,121	125,965	164,553	223,532	204,704
Total stockholders’ equity	398,276	392,815	374,671	370,048	352,568
Summary Performance Ratios:
Return on average assets	1.61%	1.46%	1.66%	1.76%	1.88%
Return on average equity	15.24%	14.27%	16.51%	17.53%	19.32%
Net interest margin (1)	3.58%	3.42%	3.52%	3.64%	3.82%
Yield on loans	4.99%	4.97%	5.07%	5.10%	5.08%
Cost of interest-bearing deposits	0.37%	0.40%	0.41%	0.45%	0.50%
Efficiency ratio	66.45%	70.52%	65.76%	64.19%	56.90%
Summary Credit Quality Data:
Nonperforming loans	10,895	12,538	14,316	14,964	15,006
Nonperforming loans to total loans held for investment	0.45%	0.54%	0.64%	0.67%	0.66%
Other real estate owned	1,081	1,146	1,377	1,353	1,336
Nonperforming assets to total assets	0.32%	0.37%	0.42%	0.45%	0.46%
Allowance for loan losses to total loans held for investment	1.76%	1.87%	2.01%	2.05%	2.01%
Net charge-offs to average loans outstanding (annualized)	0.03%	0.01%	0.11%	0.11%	0.10%

	As of and for the quarter ended
	September 30 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Capital Ratios:
Total stockholders’ equity to total assets	10.55%	10.58%	10.04%	10.28%	9.95%
Tangible common equity to tangible assets	9.94%	9.94%	9.39%	9.60%	9.25%
Common equity tier 1 to risk-weighted assets	12.68%	13.14%	13.23%	12.96%	12.49%
Tier 1 capital to average assets	10.83%	10.54%	10.35%	10.24%	10.01%
Total capital to risk-weighted assets	18.21%	18.95%	19.24%	19.08%	18.67%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2021			September 30, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,365,010	$28,947	4.86%	$2,195,507	$29,162	5.28%
Loans - PPP	86,645	1,872	8.57%	212,337	1,602	3.00%
Debt securities - taxable	531,620	2,309	1.72%	525,301	2,613	1.98%
Debt securities - nontaxable	221,026	1,468	2.64%	187,400	1,343	2.85%
Other interest-bearing assets	284,369	151	0.21%	168,922	105	0.25%

Total interest-earning assets	3,488,670	34,747	3.95%	3,289,467	34,825	4.21%
Noninterest-earning assets	259,641			247,338
Total assets	$3,748,311			$3,536,805

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,820,677	1,005	0.22%	$1,695,476	1,213	0.28%
Time deposits	330,161	1,025	1.23%	322,535	1,304	1.61%
Short-term borrowings	725	-	0.00%	12,080	3	0.10%
Notes payable & other long-term borrowings	-	-	0.00%	95,870	65	0.27%
Subordinated debt securities	75,728	1,013	5.31%	26,472	403	6.06%
Junior subordinated deferrable interest debentures	46,393	217	1.86%	46,393	242	2.08%

Total interest-bearing liabilities	2,273,684	3,260	0.57%	2,198,826	3,230	0.58%
Demand deposits	1,035,910			944,420
Other liabilities	43,171			49,008
Stockholders’ equity	395,546			344,551
Total liabilities & stockholders’ equity	$3,748,311			$3,536,805

Net interest income		$31,487			$31,595
Net interest margin (2)			3.58%			3.82%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2021			September 30, 2020

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,246,650	$82,314	4.90%	$2,188,988	$89,041	5.43%
Loans - PPP	141,040	7,147	6.78%	127,880	2,678	2.80%
Debt securities - taxable	540,380	7,118	1.76%	544,650	9,285	2.28%
Debt securities - nontaxable	219,242	4,414	2.69%	142,158	3,037	2.85%
Other interest-bearing assets	328,412	373	0.15%	164,936	963	0.78%

Total interest-earning assets	3,475,724	101,366	3.90%	3,168,612	105,004	4.43%
Noninterest-earning assets	261,449			248,523

Total assets	$3,737,173			$3,417,135

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,834,113	3,259	0.24%	$1,630,524	5,199	0.43%
Time deposits	326,862	3,114	1.27%	334,189	4,361	1.74%
Short-term borrowings	10,725	5	0.06%	19,758	102	0.69%
Notes payable & other long-term borrowings	26,188	38	0.19%	117,726	518	0.59%
Subordinated debt securities	75,682	3,044	5.38%	26,472	1,210	6.11%
Junior subordinated deferrable interest debentures	46,393	661	1.90%	46,393	937	2.70%

Total interest-bearing liabilities	2,319,963	10,121	0.58%	2,175,062	12,327	0.76%
Demand deposits	991,331			870,606
Other liabilities	41,996			40,579
Stockholders’ equity	383,883			330,888

Total liabilities & stockholders’ equity	$3,737,173			$3,417,135

Net interest income		$91,245			$92,677
Net interest margin (2)			3.51%			3.91%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2021	December 31, 2020

Assets
Cash and due from banks	$62,638	$76,146
Interest-bearing deposits in banks	264,962	224,161
Federal funds sold	—	—
Investment securities	752,562	803,087
Loans held for sale	90,880	111,477
Loans held for investment	2,429,041	2,221,583
Less: Allowance for loan losses	(42,768)	(45,553)
Net loans held for investment	2,386,273	2,176,030
Premises and equipment, net	59,056	60,331
Goodwill	19,508	19,508
Intangible assets	6,296	7,562
Other assets	132,000	120,858
Total assets	$3,774,175	$3,599,160

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$1,054,264	$917,322
Interest-bearing deposits	2,157,981	2,057,029
Total deposits	3,212,245	2,974,351
Other borrowings	-	101,550
Subordinated debt securities	75,728	75,589
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	41,533	31,229
Total liabilities	3,375,899	3,229,112
Stockholders’ Equity
Common stock	17,824	18,076
Additional paid-in capital	136,402	141,112
Retained earnings	229,737	189,521
Accumulated other comprehensive income (loss)	14,313	21,339
Total stockholders’ equity	398,276	370,048
Total liabilities and stockholders’ equity	$3,774,175	$3,599,160

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Interest income:
Loans, including fees	$30,818	$30,724	$89,458	$91,600
Other	3,620	3,779	10,978	12,647
Total Interest income	34,438	34,503	100,436	104,247
Interest expense:
Deposits	2,030	2,517	6,373	9,560
Subordinated debt securities	1,013	403	3,044	1,210
Trust preferred subordinated debentures	217	242	661	937
Other	-	68	43	620
Total Interest expense	3,260	3,230	10,121	12,327
Net interest income	31,178	31,273	90,315	91,920
Provision for loan losses	-	6,062	(1,918)	25,429
Net interest income after provision for loan losses	31,178	25,211	92,233	66,491
Noninterest income:
Service charges on deposits	1,851	1,749	5,023	5,171
Income from insurance activities	3,794	3,303	6,146	5,484
Mortgage banking activities	14,802	21,409	47,329	48,117
Bank card services and interchange fees	3,045	2,608	8,760	7,190
Other	2,299	2,591	7,283	7,151
Total Noninterest income	25,791	31,660	74,541	75,431
Noninterest expense:
Salaries and employee benefits	24,116	23,672	71,811	66,103
Net occupancy expense	3,896	3,710	10,960	10,896
Professional services	1,388	1,177	4,483	4,710
Marketing and development	777	615	2,157	2,189
Other	7,886	6,819	22,487	21,313
Total noninterest expense	38,063	35,993	111,898	105,211
Income before income taxes	18,906	20,878	54,876	36,711
Income tax expense (benefit)	3,716	4,147	10,876	7,282
Net income	$15,190	$16,731	$44,000	$29,429

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2021	December 31, 2020

Loans:
Commercial Real Estate	$746,775	$663,344
Commercial - Specialized	390,394	311,686
Commercial - General	452,776	518,309
Consumer:
1-4 Family Residential	387,167	360,315
Auto Loans	239,397	205,840
Other Consumer	69,079	67,595
Construction	143,453	94,494
Total loans held for investment	$2,429,041	$2,221,583

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2021	December 31, 2020

Deposits:
Noninterest-bearing demand deposits	$1,054,264	$917,322
NOW & other transaction accounts	359,177	332,829
MMDA & other savings	1,464,376	1,398,699
Time deposits	334,428	325,501
Total deposits	$3,212,245	$2,974,351

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Pre-tax, pre-provision income
Net income	$15,190	$13,650	$15,160	$15,924	$16,731
Income tax expense	3,716	3,422	3,738	3,968	4,147
Provision for loan losses	-	(2,007)	89	141	6,062
Pre-tax, pre-provision income	$18,906	$15,065	$18,987	$20,033	$26,940

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	September 30, 2021	June 30, 2021	March 31, 2021		December 31, 2020		September 30, 2020
Tangible common equity
Total common stockholders’ equity	$398,276	$392,815	$	$ 374,671	$	$ 370,048	$	$ 352,568
Less: goodwill and other intangibles	(25,804)	(26,226)		(26,648)		(27,070)		(27,502)

Tangible common equity	$372,472	$366,589	$	$ 348,023	$	$ 342,978	$	$ 325,066

Tangible assets
Total assets	$3,774,175	$3,712,915	$	$ 3,732,894	$	$ 3,599,160	$	$ 3,542,666
Less: goodwill and other intangibles	(25,804)	(26,226)		(26,648)		(27,070)		(27,502)

Tangible assets	$3,748,371	$3,686,689	$	$ 3,706,246	$	$ 3,572,090	$	$ 3,515,164

Shares outstanding	17,824,094	18,014,398		18,053,229		18,076,364		18,059,174

Total stockholders’ equity to total assets	10.55%	10.58%		10.04%		10.28%		9.95%
Tangible common equity to tangible assets	9.94%	9.94%		9.39%		9.60%		9.25%
Book value per share	$22.34	$21.81		$20.75		$20.47		$19.52
Tangible book value per share	$20.90	$20.35		$19.28		$18.97		$18.00